Exhibit 10.1

May 11, 2004

Ms. Tamara Seymour, CFO

Favrille, Inc.

10421 Pacific Center Court

San Diego, CA 92121

Dear Tamara:

Oxford Finance Corporation is pleased to provide the following loan proposal to Favrille, Inc. for laboratory and other internal use assets, subject to terms and conditions embodied in formal loan agreements, which shall include but not be limited to the following terms and conditions:

Borrower:	Favrille, Inc.

Lender:	Oxford Finance Corporation

Equipment:	Laboratory, computers and other equipment for the internal use of Borrower as summarized in Attachment A (“Equipment”). Equipment must be acceptable to Lender.

Total Loan Amount:	$2,500,000

Funding Dates:	January 2004 through June 2005

Terms:	Each Schedule shall have a fixed term of 42 months for new laboratory equipment and a fixed term of 36 months for existing, computer and all other equipment.

Loan Payment Rates:	3.1545% of the Loan Amount per month for 36 months
2.7619% of the Loan Amount per month for 42 months

Payment Rate Implicit Interest:	8.96%

Periodicity:	Monthly, in advance.

Index Basis:	The three-year Treasury Bill Weekly Average rate of 2.96% as published in Federal Reserve statistical release H.15 (519) on May 10, 2004.

133 NORTH FAIRFAX STREET, ALEXANDRIA, VIRGINIA 22314, 703-519-4900

Payment Commencements:	First day of the month following a Schedule funding.

Stock Warrants:	Borrower shall issue to Lender warrants for the purchase of stock equal to two percent (2%) of the Loan Amount using a share strike price equal to the most recent preferred equity round.

Documentation:	Loan documentation provided by Lender containing terms generally accepted in the industry and mutually agreeable to both Lender and Borrower.

Facility Fee:

Borrower will provide a $15,000 Facility Fee to Lender upon execution of this proposal letter. $5,000 will be retained by Lender after loan facility approval to cover associated costs. The remaining $10,000 will be applied to first payment. Should the Lender not issue an approval to provide funding, the Facility Fee, less any transaction costs, will be returned.

Rate Adjustment:

The effective Loan Rate will remain fixed for the duration of each Term. Prior to Schedule funding, Lender may adjust the Loan Rate in order to maintain its originally anticipated rate of return if there is an increase in the yield on the U.S. Treasury Bills, as quoted in the Federal Reserve statistical release H.15 (519), from the Index Basis specified in this proposal letter.

Costs:

Borrower shall be responsible for all costs and expenses relating to the transaction, including, without limitation, extraordinary attorneys’ and appraisal fees, lien search, inspection and filing fees relating to the preparation, execution and recording of all documents.

Management Assistance:	Lender will make available to Borrower significant managerial assistance, including equipment tracking and financing, cash flow and expense management, and general financing opportunities.

Expiration:	This loan proposal will expire if a signed copy of this proposal letter is not received by Oxford on or beforeMay 31, 2004.

This proposal letter, the collateral described, and any terms and conditions of the loan or warrant agreements, are subject to final review and approval by Oxford Finance Corporation and its Executive Credit Team, and is not a commitment to provide financing.

Oxford Finance Corporation welcomes the opportunity to be of service to Favrille, Inc.  We look forward to working with you.

Sincerely,

/s/ Christopher A. Herr

OXFORD FINANCE CORPORATION
Christopher A. Herr

ACKNOWLEDGED AND AGREED:

Favrille, Inc.

By:	/s/ Tamara A. Seymour

Title: Chief Financial Officer

Date:	May 28, 2004

ATTACHMENT A

Estimated Categories of Equipment:

Category	Amount	Percentage

Lab equipment, furniture, manufacturing and computer hardware	$1,500,000	60%

All other softcosts	$1,000,000	40%

Total	$2,500,000	100%